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                                                            Exhibit (E)(19)

                                 AMENDMENT NO. 1

                                       TO

                             THE EXCESS BENEFIT PLAN

                                       OF

                          ROLLINS TRUCK LEASING, CORP.

This Amendment No. 1, effective as of December 31, 2000, is an amendment to the Excess Benefit Plan (the "Plan") of Rollins Truck Leasing Corp. (the "Company").

         WHEREAS, the Company, Penske Truck Leasing Co., L.P., a Delaware limited partnership ("Penske"), and Sun Acquisition Corporation, a Delaware corporation ("Purchaser"), have entered into an Agreement and Plan of Merger (the "Agreement and Plan of Merger"), dated as of January 15, 2001, pursuant to which (i) the Purchaser will make a cash tender offer to acquire all shares of the issued and outstanding Common Stock, U.S.$1.00 par value, of the Company, including the Rights, (ii) the Purchaser will merge with and into the Company, with the Company as the surviving corporation following the merger, and (iii) certain Plan Participants have entered into agreements with the Company regarding certain employment termination agreements;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

         1. Plan Section 4.3(b) shall be deleted in its entirety and amended to read as follows:

          "(b) Except as provided in paragraph (c) of this Section 4.3, if a Participant's employment with the Employer is terminated as a result of death, Total or Permanent Disability, or a Change in Control (irrespective of whether such termination is initiated by a Participant or the Employer and without regard to the reason therefor), all benefits accrued hereunder for the Participant shall become fully vested and shall be paid to the Participant or his Beneficiary, as the case may be, commencing within 30 days after the occurrence of the event, and shall be paid in a lump sum, on the same basis as in the Pension Plan for cashing out small payments, unless some other form of benefit has been elected in accordance with
          Section 4.2."

          2.  A paragraph (c) shall be added to Section 4.3 to read as follows:

          "(c) Participants who have entered into an Employment and
          Non-compete Agreement with the Company effective as of
          December 31, 2000,
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                  shall not have benefits determined under paragraph (b) of this
                  Section 4.3; provided, however, each such Participant shall be fully vested in such Participant's benefits under the Plan effective as of the date of the occurrence of a Change in Control."


         All the provisions of the Plan not specifically mentioned in this Amendment shall be considered modified to the extent necessary to be consistent with the changes made in this Amendment.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to the Plan to be duly executed, all as of the day and year first above written.

                                     ROLLINS TRUCK LEASING, CORP.


                                     By:      /s/ Klaus M. Belohoubek
                                         ______________________________________
                                              Klaus M. Belohoubek
                                              Vice President-General Counsel